Exhibit 5.1

April 28, 2009

ArcelorMittal S.A.

19, Avenue de la Liberté

Luxembourg

Re: Legal opinion regarding the validity of shares issued by ArcelorMittal S.A.

Ladies and Gentlemen:

We have acted as Luxembourg counsel to ArcelorMittal, a société anonyme incorporated under the laws of the Grand-Duchy of Luxembourg with registered office at 19, avenue de la Liberté, Luxembourg, registered with the Luxembourg trade and companies’ register under number B 82.454 (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form F-3 (Registration N°333-[]) (the “Registration Statement”) filed with the Commission on April 29th, 2009 pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Securities Act”), existing shares without nominal value (the “Shares”) in the Company to be offered under the prospectus issued April 29, 2009 forming a part of the Registration Statement.

In connection with this opinion, we have examined a copy of the Company’s restated articles of association (statuts coordonnés) as at May 13, 2008 as provided to us by the Company and as published in the Company’s file with the Luxembourg trade and companies register on April 28, 2009 (the “Articles”) and a copy of the Registration Statement.

For this opinion, we have relied on the accuracy and completeness of the Articles and that they correctly reflect the issued share capital of the Company. We have also assumed the conformity to the original(s) of the copies reviewed and the authenticity of the original(s) of such copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares are validly issued and fully paid.

We are qualified to practice law in Luxembourg, and this opinion is confined to matters of Luxembourg law (as defined below). Accordingly, we express no opinion with regard to any system of law other than the laws of Luxembourg as they stand as of the date hereof and as such laws have as of the date hereof been interpreted in published case law of the courts of Luxembourg (“Luxembourg law”). This opinion speaks as of the date hereof. No obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion letter in any respect.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

This opinion is governed by Luxembourg law and the Luxembourg courts shall have exclusive jurisdiction thereon.

We hereby consent to (i) the reference to this firm under the caption “Validity of Securities” in the Prospectus forming a part of the Registration Statement and (ii) the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Philippe Hoss
Philippe Hoss